UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2025

CORBUS PHARMACEUTICALS HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37348	46-4348039
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 River Ridge Drive
Norwood, Massachusetts		02062
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 963-0100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CRBP	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2025, the Board of Directors (the “Board”) of Corbus Pharmaceuticals Holdings, Inc. (the “Company”) appointed Ian Hodgson as Chief Operating Officer effective March 15, 2025.

Ian Hodgson, 52, previously served as Head of Operations at the Company, and vacated such position upon appointment as Chief Operating Officer. Dr. Hodgson has over 25 years of experience in drug development and operations across biotech, large pharmaceutical companies and contract research organizations. Dr. Hodgson joined Corbus International Ltd. in October 2022 as Head of Clinical and European Operations and transitioned to Head of Operations in March of 2024. Since May 2021, Dr. Hodgson has served as a non-executive director and board advisor for MD Group Ltd., a privately owned patient services company, and Skyelarke, a health-tech company specializing in delivering patient payments in clinical trials. Previously, he held several leadership positions, including Vice President, Head of Clinical Services at TMC Pharma Services Ltd., a rare disease consultancy from September 2021 through September 2022, Vice President, Clinical Development – Rare Diseases at Syneos Health from November 2020 through September 2021, and Head of Clinical Operations at Mereo Biopharma from 2015 through 2020. Dr. Hodgson earned a PhD in Medical Microbiology from Queen Margaret University in collaboration with the University of Edinburgh (awarded by the Open University) and a BSc (Hons) in Food Technology from Reading University.

In connection with Dr. Hodgson’s appointment as Chief Operating Officer, the Company entered into a Service Agreement, which became effective March 15, 2025 (the “Service Agreement”). The Service Agreement provides for Dr. Hodgson to serve, until terminated, as Chief Operating Officer and provides for an annual base salary of £327,869. In addition, Dr. Hodgson is eligible to receive an annual bonus, which is targeted at up to 40% of his base salary, but may be adjusted by the Board based on his individual performance and the Company’s performance as a whole. Dr. Hodgson’s annual base salary and his targeted annual bonus may be adjusted annually by the Board. Dr. Hodgson is eligible, from time to time, to receive additional stock options or other awards, in amounts, if any, to be approved by the Board or the Compensation Committee of the Board in its discretion. Pursuant to the terms of the Service Agreement, Dr. Hodgson is subject to non-compete and non-solicitation provisions, which apply during the term of his employment and for a period of three (3) months and six (6) months, respectively, following termination of his employment. In addition, the Service Agreement contains customary confidentiality and assignment of inventions provisions. Dr. Hodgson or the Company may terminate the Service Agreement with three (3) month’s prior notice. The Company may also terminate Dr. Hodgson without notice, with payment in lieu of notice, in an amount equal to his base salary as of the termination date which he would have been entitled to receive pursuant to the Service Agreement during the three (3) month notice period, but not including any bonus or commission payments, benefits or holiday entitlements, in each case, for which he would have been entitled to receive during such three (3) month notice period. Pursuant to the Service Agreement, the Company has the right to terminate Dr. Hodgson, without notice and with no liability to make any further payments (other than amounts which have accrued due to the date of termination), in certain circumstances set forth in the Service Agreement (such circumstances, “Cause”). In the event that Dr. Hodgson is terminated (other than for Cause) within the six (6) months preceding or twelve (12) months following a Change in Control (as defined in the Service Agreement), the Company will be required to pay him twice the amount of his target bonus by March 15th of the calendar year following the Change in Control and fully accelerate vesting of his outstanding stock options, restricted stock and other equity incentive awards upon the later of the Change in Control or the termination of his employment.

There are no family relationships between Dr. Hodgson and any director or executive officer of the Company.

The foregoing description of the Service Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Service Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description
10.1	Service Agreement between Corbus International Limited and Ian Hodgson, effective as of March 15, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corbus Pharmaceuticals Holdings, Inc.

Date:	March 18, 2025	By:	/s/ Yuval Cohen
Name: Yuval Cohen Title: Chief Executive Officer